NEWS RELEASE
FOR IMMEDIATE RELEASE

CASCADE BANCORP REPORTS THIRD QUARTER 2015 NET INCOME OF $5.1 MILLION, OR $0.07 PER SHARE, DRIVEN BY SOLID ORGANIC LOAN AND DEPOSIT GROWTH

Bend, Ore. - October 22, 2015 - Cascade Bancorp (NASDAQ: CACB) (“Company” or “Cascade”), the holding company for Bank of the Cascades (“Bank”), today announced its financial results for the three and nine months ended September 30, 2015.

Third Quarter 2015 Financial Highlights

•	Net income for the third quarter of 2015 was $5.1 million, or $0.07 per share, compared to $4.8 million, or $0.07 per share, for the second quarter of 2015 (“linked quarter”).

•
Third quarter organic loan growth[1] was approximately $26.3 million, or 7.7% annualized, and is net of a large construction payoff. Year-to-date (“YTD”) annualized organic growth was 11.9%. At September 30, 2015, gross loans were $1.6 billion.

•
Total deposits were $2.1 billion at September 30, 2015, up $36.5 million compared to the linked quarter with non-interest bearing accounts up $44.7 million, or 6.3%, from the linked quarter. At quarter-end, total checking balances represented over 57.5% of total deposits with an overall cost of funds of 0.08%.

•	Third quarter net interest income was $20.4 million, up $1.1 million, or 5.4%, from the linked quarter.

•	Net interest margin (“NIM”) was 3.72% for the third quarter of 2015, compared to 3.70% in the linked quarter.

•	Third quarter net loan recoveries totaled $3.1 million, bringing the allowance for loan losses (“ALLL”) to 1.62% of gross loans.

•	At September 30, 2015, stockholders’ equity was $331.6 million, with book value per share of $4.56 and tangible book value[2] per share of $3.38.

•	Return on average tangible assets[3] was 0.85% compared to 0.83% in the linked quarter.

•	Return on average tangible stockholders' equity[4] was 8.33% compared to 8.06% in the linked quarter.

•	On October, 9, 2015, the Bank announced the hiring of a commercial banking team in the Seattle, Washington market.

“Cascade is truly a unique banking franchise because of our strong market share in the high growth markets of the Pacific Northwest. Our footprint in Oregon and Idaho is benefiting from strong population in-migration combined with solid economic trends. This robust backdrop has enabled Cascade to achieve a double-digit rate of organic loan growth during 2015,” said Terry Zink, President and CEO. “Importantly, organic loan demand remained strong in the third quarter with $26.3 million in net originations, representing annual growth of 7.7%. This growth was accomplished despite a sizable $13 million payoff of a completed commercial real estate construction loan during the quarter. Our current pipeline remains very solid, providing visibility for continued loan growth through the balance of the year and into 2016.”

Mr. Zink continued, “Our deposit flows are one of the differentiating traits for Cascade. Non-interest bearing checking deposits increased at a double-digit pace and reflect the strong economic growth in our markets that has contributed to increased average balances for both business and retail customers. This strength has supported our strategy to diversify our loan footprint to markets outside of our core branch network. Our Portland commercial banking center is a prime example of the successful execution of this strategy. We are optimistic that we can replicate this success in Seattle, where we opened a commercial banking center earlier this month with an experienced local banking team led by Brandon Elieff, who has 15 years of expertise in middle market commercial and industrial (“C&I”) and business banking in the Seattle Metro Area.”

1 Organic loan growth is a non-GAAP measure defined as total loan growth less acquired loans during the period. See the last page of this release for a reconciliation of organic loan growth.
2 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See the last page of this release for a reconciliation of tangible book value per common share.
3 Return on average tangible assets is a non-GAAP measure defined as average total assets, less the sum of average CDI and goodwill, divided by net income. See the last page of this release for a reconciliation of return on average tangible assets.
4 Return on average tangible stockholders' equity is a non-GAAP measure defined as average total stockholders' equity, less the sum of average CDI and goodwill, divided by net income. See last page of this release for a reconciliation of return on average tangible stockholders' equity.

Financial Review

The financial statements as of September 30, 2015 and 2014 are inclusive of purchase accounting adjustments to Home Federal Bancorp (“HFB”) assets and liabilities, which were acquired on May 16, 2014. Year-over-year comparisons are significantly affected by the HFB-related results and one-time charges in the comparable periods of 2014.

The financial highlights for the third quarter of 2015 include continued loan and deposit growth which resulted in higher net interest income as compared to the linked quarter. This improvement was partially offset by a modest sequential decline in non-interest income arising from non-recurring items in the prior period.

Balance Sheet:

At September 30, 2015 as compared to June 30, 2015 and December 31, 2014

Total assets at September 30, 2015 were $2.5 billion, up versus prior periods due mainly to increased organic loans and the acquisition of wholesale loans, as well as growth in core deposit balances.

Increases in cash and equivalents at September 30, 2015 relate mainly to increases in deposits net of changes in loan balances during the respective periods.

At September 30, 2015, investment securities classified as available-for-sale and held-to-maturity decreased to $439.9 million as compared to $472.5 million at December 31, 2014. During the quarter, the Company sold approximately $30.1 million in short duration mortgage-backed securities (“MBS”) with partial redeployment into current production adjustable rate mortgages (“ARMs”) to extend its "roll-down-the-curve" portfolio strategy.

Net of changes in both our organic and wholesale loan portfolios, gross loans at September 30, 2015 were $1.6 billion, up $21.4 million from the linked quarter. The current quarter included a large payoff of a commercial construction loan of approximately $13 million. Year-to-date, gross loans increased 10.4%, with growth distributed among commercial real estate, construction, and consumer residential loans. The latter included both retained and acquired ARMs. Strategically, the Bank continued to expand its ARM portfolio to further diversify its overall loan portfolio by geography and loan type. Organic growth was partially offset by a modest decline in the shared national credits (“SNC”) portfolio.

The ALLL at September 30, 2015 was $26.6 million as compared to $22.1 million at December 31, 2014. The increase is a result of year-to-date net recoveries of $6.6 million, less a $2.0 million provision credit in the first quarter of 2015. Net recoveries for the current quarter were $3.1 million, primarily related to a large project loan that was previously charged-off.

FHLB stock was $3.0 million at September 30, 2015 compared to $25.6 million at year end 2014. The 2015 reduction was due to changes in FHLB membership stock requirements in connection with the Seattle FHLB merging with Des Moines FHLB in the second quarter of 2015.

Total deposits as of September 30, 2015 increased 5.1% to $2.1 billion compared to December 31, 2014. Non-interest bearing accounts increased by $44.7 million to $749.9 million, or 6.3%, from the linked quarter and were up 21.1% for the year-to-date period. Offsetting this increase in non-interest bearing accounts was a reduction in time deposits of $16.0 million compared to the linked quarter and $50.2 million for the year-to-date period, owing to a strategic run-off of higher priced CDs acquired in the HFB acquisition. The year-to-date 2015 overall cost of funds was 0.09%.

Total stockholders’ equity at September 30, 2015 was $331.6 million compared to $315.5 million at December 31, 2014. This increase is primarily a result of 2015 net income of $15.0 million. Tangible common stockholders’ equity5 was $245.9 million, or $3.38 per share, at September 30, 2015 as compared to $227.7 million, or $3.14 per share, at December 31, 2014. The ratios of common stockholders’ equity to total assets and tangible common stockholders’ equity to total assets6 were 13.43% and 9.96% at September 30, 2015, respectively, and 13.48% and 9.73% at December 31, 2014, respectively.

5 Tangible stockholders’ equity is a non-GAAP measure defined as total stockholders' equity, less the sum of CDI and goodwill. See the last page of this release for a reconciliation of tangible stockholders’ equity.
6 Tangible common stockholders’ equity to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total assets. See the last page of this release for a reconciliation of tangible common stockholders’ equity to total assets.

At September 30, 2015 as compared to September 30, 2014 (the year ago period)
Compared to the year ago period, cash and cash equivalents decreased $12.2 million and investment securities classified as available-for-sale and held-to-maturity decreased $5.3 million. The decreases were due to excess liquidity resulting from the HFB acquisition being deployed into growth in loans over the period.

On a year-over-year basis, gross loans increased $181.1 million to $1.6 billion, or an increase of 12.4%. Approximately 73% of this increase is owed to organic growth, with the remaining growth in the wholesale loan portfolio for the strategic reasons described above.

Total deposits increased $96.6 million, or 4.9%, at September 30, 2015 compared to September 30, 2014. In this same period, non-interest bearing accounts increased by $105.9 million, or 16.4%, and interest bearing demand deposits increased by $43.0 million, or 4.4%. These increases were offset by runoff in higher priced CDs acquired with the HFB acquisition; overall time deposits decreased $57.2 million, or 23.4%.

Income Statement:
For the quarter ended September 30, 2015 as compared to the quarter ended June 30, 2015(the linked quarter)

Net income for the third quarter of 2015 was $5.1 million, or $0.07 per share, compared to $4.8 million, or $0.07 per share, in the linked quarter.

Total interest income was $20.8 million for the three months ended September 30, 2015 as compared to $19.8 million in the linked quarter due to higher volume of earning loans. The NIM for the three months ended September 30, 2015 was stable at 3.72%. Yields on earning assets remained stable while the cost of funds improved to 0.08% for the quarter.

Non-interest income for the third quarter of 2015 was $6.4 million, compared to $6.7 million in the linked quarter. Service fees were seasonally higher and SBA related revenues increased compared to the prior period. Other income was lower because the linked quarter included a combined $1.1 million related to a vendor production performance bonus and the sale of merchant services portfolio that was partially offset by an approximate $0.5 million in gain on sale of short duration securities in the current period.

Non-interest expense in the third quarter of 2015 was $19.1 million compared to $18.4 million in the linked quarter. Salary and benefit expense for the current quarter increased due to incentive and commission-related costs that were seasonally higher, as well as an increase in funding of management's annual performance bonus pool. Current quarter expenses were lower in IT due to accrual timing, while occupancy expenses were down on a recovery on disposition of a decommissioned branch facility. Professional services were elevated due to costs for the Company’s conversion to a single imaging system and legal expenses, including those related to the large loan recovery described above.

The income tax provision for the third quarter of 2015 was $2.6 million, representing a 34.0% effective tax rate for the period, slightly lower than statutory due to the impact of permanent differences.

Income Statement:
For the three and nine month periods ended September 30, 2015 compared to year ago periods

Net income for the third quarter of 2015 was $5.1 million compared to $2.4 million for the third quarter of 2014. Net income for the nine months ended September 30, 2015 was $15.0 million as compared to a loss of $1.3 million for the year ago period. The nine months 2014 loss period was due to the costs incurred in the HFB acquisition. In addition, improvements in 2015 earnings are attributable to higher net interest income arising from increased earning assets from the HFB acquisition, as well as significantly increased non-interest income. The acquisition of HFB also resulted in a decline in the overall loan to deposit ratio due to HFB’s high level of cash and securities. Since the acquisition, the Company has been successful in growing its organic, community bank loan portfolio.

Non-interest income for the three and nine months ended September 30, 2015 was $6.4 million and $19.2 million, respectively, up from $5.5 million and $13.7 million during the respective year ago periods. Much of the year-over-year improvement is related to the Company’s increased customer base arising from the HFB acquisition, as well as the implementation and expansion of sales in its card, mortgage, interest rate swap, and SBA lines of business. This progress also reflects improvement in the local economies in its service areas.

Non-interest expense in the three and nine months ended September 30, 2015 was $19.1 million and $56.3 million, respectively, compared to $19.7 million and $63.8 million in the respective year ago periods. The changes between the three and nine months ended September 30, 2015 and the year ago periods relate primarily to the HFB acquisition costs incurred in 2014.

Income tax expense in the three and nine months ended September 30, 2015 was $2.6 million and $8.6 million, respectively, as compared to a tax expense of $2.0 million and a tax benefit of $2.8 million, respectively, in the year ago periods. The changes between the current three and nine month periods and the year ago periods relate to the tax impact of the HFB acquisition in 2014.

Asset Quality

Credit quality metrics were solid and remain stable for the current quarter. Net loan recoveries totaled $6.6 million year-to-date 2015, including $3.1 million for the third quarter, as compared to net loan recoveries of $0.3 million for the linked quarter and $0.9 million for the year ago quarter. The ratio of loan loss reserve to total loans increased to 1.62% as of September 30, 2015 and as compared to 1.45% at June 30, 2015 and 1.48% at December 31, 2014. A portion of the increase in reserves has been allocated to the SNC portfolio.

At September 30, 2015, delinquent loans were 0.31% of the loan portfolio. This compares to 0.07% at June 30, 2015, 0.27% at December 31, 2014, and 0.34% at September 30, 2014. Non-performing assets as a percentage of total assets was 0.36% at September 30, 2015, as compared to 0.41% at June 30, 2015, 0.64% at December 31, 2014 and 0.74% at September 30, 2014. General improvement in the rate of delinquency reflects improving economic conditions.

Acquired loans are recorded at fair value with no reserve provisions brought forward in accordance with purchase accounting principles. The net fair value adjustment to acquired loans from the HFB acquisition was $6.0 million, consisting of an interest rate and a credit mark which will be accreted over the life of the loans (approximately 10 years).

Conference Call

As previously announced, a conference call and webcast discussing the third quarter 2015 results will be held today, October 22, 2015 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Stockholders, analysts and other interested parties are invited to join the webcast by registering at http://public.viavid.com/index.php?id=116429 in or the live conference call by dialing (877) 407-4018 prior to 2:00 p.m. Pacific Time.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon, Idaho and Washington markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 37 branches in Central, Southern and Northwest Oregon, as well as in the greater Boise/Treasure Valley, Idaho area. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

CONTACT:
Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3527
Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically efficiency ratio, organic loan growth, tangible book value per common share, tangible common equity ratio to total assets and tangible stockholders' equity, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. Management believes presentation of these non-GAAP financial measures provides useful supplemental information to our investors and others that contributes to a proper understanding of the financial results and capital levels of the Company. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties and could cause actual results to differ materially from those projected and/or adversely affect our results of operations and financial condition.  Such factors could include: local and national economic conditions; housing/real estate market prices, employment and wages rates, as well as historically low interest rates and/or the rate of change in such rates.   Such factors, depending on severity, could adversely affect credit quality, collateral values, including real estate collateral and OREO (other real estate owned) properties, investment values, liquidity, the pace of loan growth and /or originations, the adequacy of reserves for loan losses including the trend and amount of loan charge offs and delinquency rates. These factors may be exacerbated by our concentration of operations in the States of Oregon, Idaho and Washington generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho and greater Seattle, Washington areas, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s reports filed with or furnished to the Securities and Exchange Commission (the “SEC”); the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and our financial condition. Such forward-looking statements also include, but are not limited to, statements about our strategy to expand our loan portfolio to markets outside our branch network, including Portland, Oregon and Seattle, Washington; and our ability to execute our business plan. Additional risks and uncertainties are identified and discussed in Cascade Bancorp’s reports filed with or furnished to the SEC and available at the SEC’s website at www.sec.gov. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ materially from our expectations. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to update or publish revised forward-looking statements to reflect the impact of events or circumstances that may arise after the date hereof, except as required by applicable law. Readers should carefully review all disclosures filed or furnished by Cascade Bancorp from time to time with the SEC.

Information contained herein, other than information at December 31, 2014, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2014, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

# # #

CASCADE BANCORP
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$47,007	$45,598	$39,115	$46,363
Interest bearing deposits	77,823	33,913	43,701	90,647
Federal funds sold	273	273	273	272
Total cash and cash equivalents	125,103	79,784	83,089	137,282
Investment securities available-for-sale	296,139	310,743	319,882	289,746
Investment securities held-to-maturity	143,793	147,863	152,579	155,454
Federal Home Loan Bank (FHLB) stock	3,012	3,026	25,646	25,916
Loans held for sale	2,824	2,164	6,690	1,839
Loans, net	1,619,238	1,601,058	1,468,784	1,443,452
Premises and equipment, net	42,106	42,509	43,649	44,399
Bank-owned life insurance	54,185	53,933	53,449	53,175
Other real estate owned, net	3,871	4,040	3,309	4,032
Deferred tax asset, net	53,823	56,612	66,126	69,266
Core deposit intangible	7,068	7,273	7,683	7,888
Goodwill	78,610	78,610	80,082	80,189
Other assets	38,501	30,872	30,169	27,741
Total assets	$2,468,273	$2,418,487	$2,341,137	$2,340,379
LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$749,927	$705,232	$619,377	$643,997
Interest bearing demand	1,010,489	1,005,394	995,497	967,509
Savings	135,610	132,920	129,610	130,763
Time	186,969	202,969	237,138	244,165
Total deposits	2,082,995	2,046,515	1,981,622	1,986,434
Other liabilities	53,689	46,616	44,032	45,559
Total liabilities	2,136,684	2,093,131	2,025,654	2,031,993

Stockholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—
Common stock, no par value; 100,000,000 shares authorized	452,350	451,481	450,999	450,662
Accumulated deficit	(123,339)	(128,438)	(138,351)	(143,391)
Accumulated other comprehensive income	2,578	2,313	2,835	1,115
Total stockholders' equity	331,589	325,356	315,483	308,386
Total liabilities and stockholders' equity	$2,468,273	$2,418,487	$2,341,137	$2,340,379

CASCADE BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Interest income:
Interest and fees on loans	$17,788	$16,987	$16,571	$51,269	$41,467
Interest on investments	2,995	2,805	2,655	8,783	6,003
Other investment income	58	27	87	118	159
Total interest income	20,841	19,819	19,313	60,170	47,629

Interest expense:
Deposits:
Interest bearing demand	337	315	284	965	676
Savings	10	10	10	30	21
Time	83	136	427	442	929
Other borrowings	—	6	—	6	6
Total interest expense	430	467	721	1,443	1,632

Net interest income	20,411	19,352	18,592	58,727	45,997
Loan loss provision (recovery)	—	—	—	(2,000)	—
Net interest income after loan loss provision	20,411	19,352	18,592	60,727	45,997

Non-interest income:
Service charges on deposit accounts	1,326	1,249	1,457	3,836	3,324
Card issuer and merchant services fees, net	1,837	1,856	1,884	5,336	4,480
Earnings on BOLI	252	242	280	736	712
Mortgage banking income, net	624	677	734	2,089	1,790
Swap fee income	595	785	476	1,895	1,419
SBA gain on sales and fee income	554	144	272	1,060	529
Gain (loss) on sales of investments	503	—	—	503	—
Other income	693	1,742	430	3,746	1,445
Total non-interest income	6,384	6,695	5,533	19,201	13,699

Non-interest expense:
Salaries and employee benefits	11,315	10,588	10,199	33,033	31,588
Occupancy	1,123	1,417	1,553	3,906	7,544
Information technology	745	1,046	1,032	2,729	3,634
Equipment	390	395	497	1,142	1,463
Communications	560	484	695	1,585	1,640
FDIC insurance	342	306	371	1,046	1,057
OREO	122	(168)	314	11	1,016
Professional services	1,548	1,289	1,461	3,931	6,887
Card issuer	693	643	1,140	2,199	2,028
Insurance	183	191	254	583	1,029
Other expenses	2,049	2,200	2,212	6,116	5,917
Total non-interest expense	19,070	18,391	19,728	56,281	63,803

Income (loss) before income taxes	7,725	7,656	4,397	23,647	(4,107)
Income tax (provision) benefit	(2,626)	(2,861)	(1,965)	(8,635)	2,804
Net income (loss)	$5,099	$4,795	$2,432	$15,012	$(1,303)

CASCADE BANCORP
NET INTEREST MARGIN
(In thousands) (Unaudited)
	Three Months Ended September 30,
	2015			2014
	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Investment securities	$450,655	$2,995	2.64%	$426,055	$2,655	2.47%
Interest bearing balances due from other banks	97,099	58	0.24%	145,433	87	0.24%
Federal funds sold	273	—	—%	191	—	—%
Federal Home Loan Bank stock	3,018	—	—%	26,124	—	—%
Loans	1,626,066	17,788	4.34%	1,433,394	16,571	4.59%
Total earning assets/interest income	2,177,111	20,841	3.80%	2,031,197	19,313	3.77%
Reserve for loan losses	(25,113)			(21,341)
Cash and due from banks	45,781			42,400
Premises and equipment, net	42,362			44,458
Bank-owned life insurance	54,041			53,006
Deferred tax asset	55,389			70,056
Goodwill	78,610			76,032
Accrued interest and other assets	43,729			46,128
Total assets	$2,471,910			$2,341,936

Liabilities and Stockholders' Equity
Interest bearing demand deposits	$1,040,493	337	0.13%	$964,803	284	0.12%
Savings deposits	134,033	10	0.03%	131,075	10	0.03%
Time deposits	193,895	83	0.17%	252,429	427	0.67%
Total interest bearing liabilities/interest expense	1,368,421	430	0.12%	1,348,307	721	0.21%
Demand deposits	728,104			644,939
Other liabilities	46,907			39,923
Total liabilities	2,143,432			2,033,169
Stockholders' equity	328,478			308,767
Total liabilities and stockholders' equity	$2,471,910			$2,341,936
Net interest income		$20,411			$18,592

Net interest spread			3.67%			3.56%

Net interest income to earning assets			3.72%			3.63%

CASCADE BANCORP
NET INTEREST MARGIN
(In thousands) (Unaudited)
	Nine Months Ended September 30,
	2015			2014
	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Investment securities	$459,306	$8,783	2.56%	$308,958	$6,003	2.60%
Interest bearing balances due from other banks	62,106	118	0.25%	86,727	159	0.25%
Federal funds sold	273	—	—%	79	—	—%
Federal Home Loan Bank stock	15,453	—	—%	17,873	—	—%
Loans	1,573,712	51,269	4.36%	1,207,022	41,467	4.59%
Total earning assets/interest income	2,110,850	60,170	3.81%	1,620,659	47,629	3.93%
Reserve for loan losses	(24,038)			(21,449)
Cash and due from banks	43,004			35,468
Premises and equipment, net	43,024			38,685
Bank-owned life insurance	53,795			44,660
Deferred tax asset	60,962			58,708
Goodwill	79,052			38,119
Accrued interest and other assets	43,764			31,596
Total assets	$2,410,413			$1,846,446

Liabilities and Stockholders' Equity
Interest bearing demand deposits	$1,012,221	$965	0.13%	$740,260	$676	0.12%
Savings deposits	132,704	30	0.03%	91,584	21	0.03%
Time deposits	208,722	442	0.28%	191,507	929	0.65%
Other borrowings	2,253	6	0.36%	2,960	6	0.27%
Total interest bearing liabilities/interest expense	1,355,900	1,443	0.14%	1,026,311	1,632	0.21%
Demand deposits	684,859			539,197
Other liabilities	45,764			31,400
Total liabilities	2,086,523			1,596,908
Stockholders' equity	323,890			249,538
Total liabilities and stockholders' equity	$2,410,413			$1,846,446
Net interest income		$58,727			$45,997

Net interest spread			3.67%			3.72%

Net interest income to earning assets			3.72%			3.79%

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION
(In thousands, except per share data) (Unaudited)
	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Share Data
Basic net income per common share	$0.07	$0.07	$0.03	$0.21	$(0.02)
Diluted net income per common share	$0.07	$0.07	$0.03	$0.21	$(0.02)
Book value per basic common share	$4.56	$4.47	$4.25	$4.56	$4.25
Tangible book value per common share[1]	$3.38	$3.29	$3.04	$3.38	$3.04
Basic average shares outstanding	71,868	71,689	71,653	71,744	59,128
Fully diluted average shares outstanding	71,969	71,727	71,732	71,849	59,176
Balance Sheet Detail
Gross loans	$1,645,924	$1,624,559	$1,464,803	$1,645,924	$1,464,803
Wholesale loans	$257,417	$262,328	$208,382	$257,417	$208,382
Total organic loans	$1,388,507	$1,362,231	$1,256,421	$1,388,507	$1,256,421
Total deposits	$2,082,995	$2,046,515	$1,986,434	$2,082,995	$1,986,434
Non interest bearing	$749,927	$705,232	$643,997	$749,927	$643,997
Checking	$1,197,521	$1,143,102	$1,064,658	$1,197,521	$1,064,658
Money market	$562,895	$567,524	$546,878	$562,895	$546,878
Time	$186,969	$202,969	$244,165	$186,969	$244,165
Key Ratios
Return on average stockholders' equity	6.16%	5.92%	3.12%	6.20%	(0.70)%
Return on average tangible stockholders' equity[2]	8.33%	8.06%	4.29%	8.45%	(0.84)%
Return on average assets	0.82%	0.80%	0.41%	0.83%	(0.09)%
Return on average tangible assets[3]	0.85%	0.83%	0.43%	0.86%	(0.10)%
Common stockholders’ equity ratio	13.43%	13.45%	13.18%	13.43%	13.18%
Tangible common stockholders’ equity ratio[4]	9.96%	9.90%	9.41%	9.96%	9.41%
Net interest spread	3.67%	3.65%	3.56%	3.67%	3.72%
Net interest margin	3.72%	3.70%	3.63%	3.72%	3.79%
Total revenue (net int. inc. + non int. inc.)	$26,796	$26,047	$24,125	$77,927	$59,696
Efficiency ratio[5]	71.17%	70.60%	81.77%	72.22%	106.88%
Loan to deposit ratio	77.74%	78.23%	72.67%	77.74%	72.67%
Credit Quality Ratios
Reserve for loan losses	$26,623	$23,501	$21,351	$26,623	$21,351
Reserve for loan losses to ending gross loans	1.62%	1.45%	1.46%	1.62%	1.46%
Reserve for credit losses	$27,063	$23,941	$21,791	$27,063	$21,791
Reserve for credit losses to ending gross loans	1.64%	1.47%	1.49%	1.64%	1.49%
Non-performing assets (“NPAs”)	$8,915	$9,984	$17,309	$8,915	$17,309
NPAs to total assets	0.36%	0.41%	0.74%	0.36%	0.74%
Delinquent >30 days to total loans (excl. NPAs)	0.31%	0.07%	0.34%	0.31%	0.34%
Net (recoveries) charge-offs	$(3,122)	$(257)	$(880)	$(6,570)	$(494)
Net loan (recoveries) charge-offs to average total loans	(0.19)%	(0.02)%	(0.06)%	(0.42)%	(0.04)%
1 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See below for reconciliation of tangible book value per common share.
2 Return on average tangible stockholders' equity is a non-GAAP measure defined as average total stockholders' equity, less the sum of average CDI and goodwill, divided by net income. See below for a reconciliation of return on average tangible stockholders' equity.
3 Return on average tangible assets is a non-GAAP measure defined as average total assets, less the sum of average CDI and goodwill, divided by net income. See below for a reconciliation of return on average tangible assets.
4 Tangible common stockholders’ equity ratio is a non-GAAP measure defined as total stockholders’ equity, less the sum of CDI and goodwill, divided by total assets. See below for a reconciliation of tangible common stockholders’ equity ratio.
5 The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Other companies may define and calculate this data differently.

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION (continued)
(In thousands, except per share data) (Unaudited)
	September 30, 2015	June 30, 2015	September 30, 2014
Bank Capital Ratios	Estimate
Tier 1 capital leverage ratio	8.96%	8.93%	7.25%
Common equity Tier 1 ratio	10.98%	10.89%	n/a
Tier 1 risk-based capital ratio	10.98%	10.89%	9.49%
Total risk-based capital ratio	12.24%	12.16%	10.74%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	9.38%	9.05%	7.45%
Common equity Tier 1 ratio	11.19%	11.08%	n/a
Tier 1 risk-based capital ratio	11.19%	11.08%	9.73%
Total risk-based capital ratio	12.42%	12.35%	10.98%

Reconciliation of Non-GAAP Measures (unaudited):
Reconciliation of period end stockholders’ equity to period end tangible stockholders’ equity:		September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Total stockholders’ equity		$331,589	$325,356	$315,483	$308,386
Core deposit intangible		7,068	7,273	7,683	7,888
Goodwill		78,610	78,610	80,082	80,189
Tangible stockholders’ equity		$245,911	$239,473	$227,718	$220,309

Reconciliation of period end common stockholders’ equity ratio to period end tangible common stockholders’ equity ratio:		September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Total stockholders’ equity		$331,589	$325,356	$315,483	$308,386
Total assets		$2,468,273	$2,418,487	$2,341,137	$2,340,379
Common stockholders’ equity ratio		13.43%	13.45%	13.48%	13.18%
Tangible stockholders’ equity		$245,911	$239,473	$227,718	$220,309
Total assets		$2,468,273	$2,418,487	$2,341,137	$2,340,379
Tangible common stockholders’ equity ratio		9.96%	9.90%	9.73%	9.41%

Reconciliation of period end total stockholders' equity to period end tangible book value per common share:		September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Total stockholders’ equity		$331,589	$325,356	$315,483	$308,386
Core deposit intangible		7,068	7,273	7,683	7,888
Goodwill		78,610	78,610	80,082	80,189
Tangible stockholders equity		$245,911	$239,473	$227,718	$220,309
Common shares outstanding		72,789,412	72,848,611	72,491,850	72,477,147
Tangible book value per common share		$3.38	$3.29	$3.14	$3.04

	Quarter to date			Year to date
Reconciliation of return on average tangible stockholders' equity:	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Average stockholders' equity	328,478	$324,622	308,767	323,890	249,538
Average core deposit intangible	7,141	7,344	7,959	7,343	4,278
Average goodwill	78,610	78,610	76,032	79,052	38,119
Average tangible stockholders' equity	$242,727	$238,668	$224,776	$237,495	$207,141
Net income	5,099	4,795	2,432	15,012	(1,303)
Return on average tangible stockholders' equity (annualized)	8.33%	8.06%	4.29%	8.45%	(0.84)%

	Quarter to date			Year to date
Reconciliation of return on average tangible assets:	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Average total assets	$2,471,910	$2,399,321	$2,341,936	$2,410,413	$1,846,446
Average core deposit intangible	7,141	7,344	7,959	7,343	4,278
Average goodwill	78,610	78,610	76,032	79,052	38,119
Average tangible assets	$2,386,159	$2,313,367	$2,257,945	$2,324,018	$1,804,049
Net income	5,099	4,795	2,432	15,012	(1,303)
Return on average tangible assets (annualized)	0.85%	0.83%	0.43%	0.86%	(0.10)%

Reconciliation of year-over-year total loan growth to organic loan growth (from September 30, 2015):	Year over year September 30, 2015
Total loan growth	$181,121
Acquired loans growth	49,035
Organic loan growth	$132,086
Reconciliation of quarterly total loan growth to organic loan growth (from June 30, 2015):	QTD September 30, 2015
Total loan growth	$21,365
Acquired loan net payoffs	(4,911)
Organic loan growth	$26,276